Exhibit 4.28

EXECUTION COPY

NOTE PURCHASE AGREEMENT

Dated as of October 14, 2003

by and among

Vanguard Car Rental USA Inc.,

Alamo Rental (US) Inc.,

National Rental (US) Inc.

as Companies

Vanguard Car Rental USA Holdings Inc.

as Guarantor,

the Purchasers herein

and

Madeleine L.L.C.

as Administrative Agent and Collateral Agent

14% Secured Senior Subordinated Notes due March 30, 2008

i

	5.15.	Properties	13
	5.16.	Full Disclosure	13
	5.17.	Environmental Matters	13
	5.18.	Solvency	14
	5.19.	Intellectual Property	14
	5.20.	Material Contracts	14
	5.21.	Private Placement	14
	5.22.	Investment Company Act	14
	5.23.	Employee and Labor Matters	15
	5.24.	Representations and Warranties in Documents; No Default	15

6.	REPRESENTATIONS OF THE PURCHASERS		15
	6.1.	Purchase for Investment	15
	6.2.	Accredited Investor	15

7.	PREPAYMENTS AND REPURCHASES OF THE NOTES		16
	7.1.	Optional Prepayments of the Notes	16
	7.2.	Offer to Repurchase Notes Upon a Change of Control	16
	7.3.	Offer to Repurchase Notes in Respect of an Asset Sale	17
	7.4.	Allocation of Partial Prepayments	18
	7.5.	Maturity; Surrender, Etc	19
	7.6.	Purchase of Notes	19

8.	COVENANTS OF THE PARENT AND THE COMPANIES		19
	8.1.	Affirmative Covenants	19
	8.2.	Negative Covenants	24

9.	EVENTS OF DEFAULT		36
	9.1.	Events of Default	36
	9.2.	Acceleration	38
	9.3.	Other Remedies	38
	9.4.	Rescission	39
	9.5.	Restoration of Rights and Remedies	39
	9.6.	No Waivers or Election of Remedies, Etc	39

10.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		39
	10.1.	Registration of Notes	39
	10.2.	Transfer and Exchange of Notes	39
	10.3.	Replacement of Notes	41

11.	PAYMENTS ON NOTES		41
	11.1.	Place of Payment	41
	11.2.	Home Office Payment	41

12.	EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC		42
	12.1.	Transaction Expenses	42
	12.2.	Indemnity	42
	12.3.	Taxes	43

	12.4.	Survival	46

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		46

14.	AMENDMENT AND WAIVER		46
	14.1.	Requirements	46
	14.2.	Solicitation of Holders of Notes	47
	14.3.	Binding Effect, Etc	47
	14.4.	Notes Held by Companies, Etc	48

15.	NOTICES		48

16.	REPRODUCTION OF DOCUMENTS		49

17.	CONFIDENTIAL INFORMATION		49

18.	SUBSTITUTION OF PURCHASER		50

19.	GUARANTY OF PARENT		50
	19.1.	Guaranty	50
	19.2.	Guaranty Absolute	50
	19.3.	Waiver	51
	19.4.	Continuing Guaranty; Assignments	51
	19.5.	Subrogation	51

20.	THE AGENT		52
	20.1.	Authorization and Action	52
	20.2.	Agent’s Reliance, Etc	53
	20.3.	The Agent Individually	53
	20.4.	Purchaser Credit Decision	53
	20.5.	Indemnification	54
	20.6.	Successor Administrative Agent	54
	20.7.	Concerning the Collateral and the Pledge Agreement	55

21.	MISCELLANEOUS		55
	21.1.	Successors and Assigns	55
	21.2.	Payments Due on Non-Business Days	56
	21.3.	Satisfaction Requirement	56
	21.4.	Severability	56
	21.5.	Construction; Accounting Terms, Etc	56
	21.6.	Computation of Time Periods	56
	21.7.	Execution in Counterparts	56
	21.8.	Governing Law; Submission to Jurisdiction, Etc	57
	21.9.	Waiver of Jury Trial	57

SCHEDULES AND EXHIBITS

Schedule I	-	Information Relating to the Purchasers
Schedule II	-	Defined Terms
Schedule 5.1	-	Good Standings
Schedule 5.5	-	Capitalization and Subsidiaries
Schedule 5.6	-	Litigation
Schedule 5.17	-	Environmental Matters
Schedule 5.19	-	Intellectual Property Matters
Schedule 5.23	-	Employee and Labor Matters
Schedule 8.1(a)(ii)	-	Indebtedness

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Sale and Purchase
Exhibit C	-	Form of Subsidiary Guaranty
Exhibit D	-	Form of Pledge Agreement
Exhibit E	-	Form of U.S. Tax Compliance Certificate

Vanguard Car Rental USA Inc.,

Alamo Rental (US) Inc.,

National Rental (US) Inc.

Vanguard Car Rental USA Holdings Inc.

14% Secured Senior Subordinated Notes due March 30, 2008

As of October 14, 2003

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE I ATTACHED HERETO:

Ladies and Gentlemen:

Each of Vanguard Car Rental USA Holdings Inc., a Delaware corporation (the “Parent”), Vanguard Car Rental USA Inc., a Delaware corporation (“Vanguard “), Alamo Rental (US) Inc., a Delaware corporation (“Alamo”), and National Rental (US) Inc., a Delaware corporation (“National” and together with Vanguard and Alamo, the “Companies”), hereby agrees with the purchasers party hereto (together with their successors and assigns, collectively, the “Purchasers”) and Madeleine L.L.C., a New York limited liability company, as administrative agent and collateral agent for the Purchasers (in such capacities, the “Agent”) as follows:

1.                                       AUTHORIZATION OF NOTES

The Companies will authorize the issuance and sale of $80,000,000 aggregate principal amount of their 14% Secured Senior Subordinated Notes due March 30, 2008 (the Notes delivered pursuant to Section 2 and any Notes issued in substitution therefor pursuant to Section 10 being, collectively, the “Notes”). Each of the Notes shall be in substantially the form of Exhibit A hereto, with such amendments, supplements and other modifications thereto, if any, as shall be approved from time to time by you and the Companies. Capitalized terms used in this Agreement shall have the meanings specified in Schedule II.

2.                                       SALE AND PURCHASE OF NOTES.

2.1.          Obligation to Purchase. Subject to the terms and conditions of this Agreement, the Companies will jointly and severally issue and sell to each Purchaser, and each Purchaser will purchase from the Companies, on October 14, 2003 (the “Purchase Date”), Notes in an aggregate principal amount not to exceed such Purchaser’s Commitment at such date. The obligations of the Purchasers hereunder are several and not joint obligations, and no Purchaser shall have any obligation hereunder and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder. The sale and purchase of Notes pursuant to this Section 2.1 shall be in an aggregate principal amount of $80,000,000. Notes purchased and sold under this Section 2.1 and repaid or prepaid may not be repurchased and resold.

2.2.          Notice of Purchase. The sale and purchase of Notes shall be made upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the Purchase Date, by the Companies to the Agent. The notice of the proposed sale and purchase of Notes (the “Notice of Sale and Purchase”) shall be by telephone, confirmed immediately in writing, or by facsimile, in substantially the form of Exhibit B, specifying therein the requested (a) Purchase Date (which shall be a Business Day), and (b) aggregate principal amount of Notes to be purchased by each Purchaser on the Purchase Date. On the Purchase Date, subject to the fulfillment of the applicable conditions set forth in Section 4, the Companies will deliver to each Purchaser the Notes to be purchased by such Purchaser on the Purchase Date in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 or integral multiples of $100,000 in excess thereof as such Purchaser may request at least one Business Day prior to the Purchase Date), dated the Purchase Date and registered in the name of such Purchaser (or in the name of such Purchaser’s nominee), duly executed by the Companies, against delivery by such Purchaser to the Companies or their order of same day funds in the amount of the aggregate purchase price therefor by wire transfer to Worldwide Excellerated Leasing Ltd. as paying agent for the account of the Companies pursuant to the following wire instructions: Bank of America, ABA No: 111-000-012, Account Name: Worldwide Excellerated Leasing Ltd., Account No. 3752110931.

2.3.          Closing. The sale and purchase of the Notes to be purchased by the Purchaser shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at or before 10:00 A.M. (New York City time), at a closing on the Purchase Date.

2.4.          Interest.

(a)           Interest Rate. Except as provided in subsection (b) below, each Note shall bear interest on the principal amount thereof, for each day during which such principal amount is outstanding, at a rate per annum equal to 14%.

(b)           Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Notes, and all fees, indemnities and other Obligations of the Credit Parties under this Agreement and the other Note Documents, shall bear interest, from the date such Event of Default occurred until such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate.

(c)           Interest Payments. Interest payable pursuant to subsection (a) above shall be payable monthly in arrears, on the first day of each calendar month commencing November 1, 2003 and at maturity (whether upon demand, by acceleration or otherwise). Interest payable pursuant to subsection (b) above shall be payable in cash on demand.

(d)           General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

2.5.          Fees. The Companies shall pay to the Purchasers the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a)           Closing Fee. A fee of $800,000 (the “Closing Fee”) will be earned as of the Purchase Date and shall be and payable on the Purchase Date to the Purchasers in proportion to their respective Pro Rata Shares.

(b)           Anniversary Fee. A fee of $800,000 will be earned as of each anniversary of the Purchase Date and shall be payable on such date to the Purchasers in proportion to their respective Pro Rata Shares.

3.                                       PAYMENTS; NATURE OF COMPANIES’ OBLIGATIONS.

3.1.          Payments and Computations. The Companies will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent’s Account. All payments received by the Agent after 1:00 p.m. (New York City time) on any Business Day will be credited on the next succeeding Business Day. All payments shall be made by the Companies without set-off, counterclaim, deduction or other defense to the Agent and the Purchasers. After receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Purchasers in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Purchaser to such Purchaser, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Note Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

3.2.          Sharing of Payments, Etc. If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all of the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such participations in such similar obligations held by them as shall be necessary to cause such purchasing Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Purchaser, such purchase from each Purchaser shall be rescinded and such Purchaser shall repay to the purchasing Purchaser the purchase price to the extent of such recovery together with an amount equal to such Purchaser’s ratable share (according to the proportion of (i) the amount of such Purchaser’s required repayment to (ii) the total amount so recovered from the purchasing Purchaser of any interest or other amount paid by the purchasing Purchaser in respect of the total amount so recovered). The Companies agree that any Purchaser so purchasing a participation from another Purchaser pursuant to this Section 3.2 may, to the fullest extent permitted by law, exercise all of its rights (including such Purchaser’s right of set-off)

with respect to such participation as fully as if such Purchaser were the direct creditor of the Companies in the amount of such participation.

3.3.          Apportionment of Payments.

(a)           All payments of principal and interest in respect of outstanding Notes, all payments of fees, and all other payments in respect of any other Obligations shall be allocated by the Agent among such of the Purchasers as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Notes, as designated by the Person making payment when the payment is made.

(b)           After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Holders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Purchasers until paid in full; (iii) third, ratably to pay interest due in respect of the Notes until paid in full; (iv) fourth, ratably to pay principal of the Notes until paid in full; and (v)  fifth, to the ratable payment of all other Obligations then due and payable.

3.4.          Joint and Several Liability of the Companies.

(a)           Notwithstanding anything in this Agreement or any other Note Document to the contrary, each of the Companies hereby accepts joint and several liability hereunder and under the other Note Documents in consideration of the financial accommodations to be provided by the Agent and the Purchasers under this Agreement and the other Note Documents, for the mutual benefit, directly and indirectly, of each of the Companies and in consideration of the undertakings of the other Companies to accept joint and several liability for the Obligations. Each of the Companies, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but as a co-debtor, joint and several liability with the other Companies, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.4, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Companies without preferences or distinction among them). If and to the extent that any of the Companies shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Companies will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Companies under the provisions of this Section 3.4 constitute the absolute and unconditional, full recourse Obligations of each of the Companies, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Note Documents or any other circumstances whatsoever.

(b)           The provisions of this Section 3.4 are made for the benefit of the Agent, the Purchasers and their successors and assigns, and may be enforced by them from time to time against any or all of the Companies as often as occasion therefor may arise and without requirement on the part of the Agent, the Purchasers or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Companies or to exhaust any remedies available to it or them against any of the other Companies or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.4 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c)           Each of the Companies hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Companies with respect to any liability incurred by it hereunder or under any of the other Note Documents, any payments made by it to the Agent or the Purchasers with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Company may have against any other Company with respect to any payments to the Agent or the Purchasers hereunder or under any other Note Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

4.                                       CONDITIONS TO THE PURCHASE.

The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser on the Purchase Date is subject to the fulfillment, on or prior to the Purchase Date, of the following conditions:

4.1.          Documents Required. Such Purchaser shall have received the following documents, each dated as of the Purchase Date (except as otherwise specified below) and in the form of the respective Exhibit hereto, if any, or otherwise in form and substance satisfactory to such Purchaser:

(a)           Note Purchase Agreements. This Agreement, duly executed by each of the Companies.

(b)           Notice of Sale and Purchase. The Notice of Sale and Purchase, properly completed and duly executed by each of the Companies.

(c)           Notes. Notes, each registered in the name of a Purchaser, in such aggregate principal amount as is specified to be purchased by such Purchaser in the Notice of Sale and Purchase and in such number of Notes and in such denominations (of at least $1,000,000 per Note) as are specified to the Companies by such Purchaser at least one Business Day prior to the Purchase Date (and in the absence of such specification, in a single Note), in each case duly executed by each of the Companies.

(d)           Subsidiary Guaranty. The Subsidiary Guaranty, duly executed by each of Vanguard Car Rental Claims Inc., Vanguard Real Estate Holdings LLC and Alamo Rent-A-Car (Canada), Inc.

(e)           Pledge Agreement. The Pledge Agreement, duly executed by each Company that is a party thereto on the Purchase Date, together with such appropriate financing statements duly filed in such office or offices as may be necessary or, in the Agent’s opinion, desirable to perfect the security interests purported to be created by the Pledge Agreement.

(f)            Intercreditor Agreements. The Intercreditor Agreements, duly executed by all the parties thereto and duly acknowledged by the applicable Obligors (as defined therein).

(g)           Lien Searches. Appropriate searches, listing all effective financing statements which name as debtor any Credit Party, together with copies of such financing statements, none of which, except as agreed to in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property or assets, which results, except as agreed to in writing by the Agent, shall not show any such Liens.

(h)           Corporate Approvals and Other Similar Documentation. Certified copies of the resolutions of the board of directors of each Credit Party approving each of the Note Documents to which it is or is to be a party, the issuance and sale of the Notes or the guarantee thereof, as applicable, and the other transactions contemplated hereby and thereby and all documents evidencing other necessary corporate action with respect to each such Note Document, the issuance and sale of the Notes or the guarantee thereof, as applicable, and the other transactions contemplated hereby and thereby.

(i)            Organizational Documents. A copy of the certificate of incorporation of each Credit Party and each amendment thereto, certified as of a date reasonably near the Purchase Date by the appropriate official of the state of such Person’s formation as being a true and complete copy thereof, including any amendments thereto.

(j)            Good Standing Certificates. A copy of a certificate of the appropriate official of the state of incorporation of each Credit Party, dated reasonably near the Purchase Date, listing the certificate of incorporation of such Person and each amendment thereto on file in the office of such official and certifying that (i) such amendments are the only amendments to such certificate of such Person on file in the office of such person, (ii) such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (iii) such Person is duly incorporated or formed, as applicable and in good standing under the laws of such state.

(k)           Secretary’s Certificate. A certificate of the secretary or an assistant secretary (or a person performing similar functions) of each Credit Party certifying:

(i)            the absence of any amendments to the certificate of incorporation of any Credit Party since the date of the certificate referred to in subsection (j) of this Section 4.1;

(ii)           the completeness and accuracy of the resolutions of the board of directors of each Credit Party and all documents evidencing other necessary corporate action thereof referred to in subsection (h) of this Section 4.1;

(iii)          the completeness and accuracy of the bylaws of each Credit Party as in effect on the date the resolutions of the board of directors of such Person referred to in subsection (h) of this Section 4.1 were adopted and on the Purchase Date (a copy of which shall be attached to such certificate); and

(iv)          the names and true signatures of the officers of each Credit Party authorized to sign each of the Note Documents to which it is or is to be a party and the other agreements, instruments and other documents to be delivered hereunder or thereunder.

(l)            Officer’s Certificate. A certificate of the Treasurer of Vanguard, certifying as to:

(i)            the absence of any proceeding for the dissolution or liquidation of any of the Parent and the Companies;

(ii)           the completeness and accuracy in all material respects of all of the representations and warranties made by each Credit Party in this Agreement and the other Note Documents to which it is or is to be a party, before and after giving effect to the issuance and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12, as though made on and as of the Purchase Date;

(iii)          the absence of any event occurring and continuing, or resulting from the issuance and sale of the Notes or the consummation of any of the other transactions contemplated hereby, that constitutes a Default or an Event of Default; and

(iv)          to the best knowledge of such person, the absence of any existing or threatened event or circumstance applicable to any Credit Party that could reasonably be expected to impair the ability of any Credit Party to consummate the transactions contemplated hereby.

(m)          Financing Documents. To the extent requested by the Agent, a copy of each of the Senior Financing Documents, the Junior Subordinated Indebtedness Documents and any and all other documents evidencing any vehicle financing provided to any of the Companies and their respective Subsidiaries, in each case certified by a Responsible Officer as being a true and complete copy.

(n)           The Sale Order. A copy of the Sale Order, certified by a Responsible Officer as being a true and complete copy.

(o)           Acquisition Agreement. A copy of the Acquisition Agreement, certified by a Responsible Officer as being a true and complete copy.

(p)           Equity Documents. To the extent requested by the Agent, a copy of each Equity Document, certified by a Responsible Officer as being a true and complete copy.

(q)           Insurance and Surety Bonding. A copy of each of the Liberty Agreements and, to the extent requested by the Agent, all agreements, instruments and other documents executed in connection therewith or otherwise relating to the provisions of insurance bonds for the benefit of the Companies and their Subsidiaries, each certified by a Responsible Officer as being a true and correct copy, and such other evidence of the insurance coverage required by this Agreement as the Agent may request.

(r)            Information Technology. A copy of the Perot Agreement, certified as being a true and correct copy.

4.2.          The Sale Order. The Sale Order (a) shall have been entered by the Bankruptcy Court, (b) shall be in full force and effect, and (c) shall not have been reversed, stayed, modified or amended. No appeals shall have been filed within the time period specified by Rule 8002(a) of the Federal Rules of Bankruptcy Procedure or, in the event a timely appeal has been filed, the effectiveness of the Sale Order shall not have been stayed in accordance with Rule 8005 of the Federal Rules of Bankruptcy Procedure, and CAR Acquisition Company LLC shall not have exercised its termination right under Section 7.16(viii)(3) of the Acquisition Agreement within 20 days from the date such appeal is filed.

4.3.          The Acquisition. The Acquisition shall have been consummated in accordance with all applicable law, the Acquisition Agreement (without any material amendment or modification thereto) and the Sale Order. All conditions precedent to the consummation of the Acquisition, whether set forth in the Acquisition Documents or otherwise, shall have been satisfied (or, with the prior written consent of Required Holders, waived).

4.4.          Capitalization.

(a)           The Investors shall have made a cash equity investment of not less than $100,000,000 in Worldwide, and the proceeds of such equity investment shall have been applied to consummate the Acquisition and the other transactions contemplated by the Documents.

(b)           The Senior Financing Agreement and the other Senior Financing Documents to be executed and delivered on or prior to the Purchase Date shall have been executed and delivered by each party thereto and shall have become effective in accordance with their respective terms, and all loans to be made thereunder on the Purchase Date shall have been made and the proceeds thereof shall have been applied in accordance with the terms of the Senior Financing Agreement, and, after giving effect to such loans and the sale of all Notes to be sold on the Purchase Date, the consummation of the Acquisition, the deposit of all cash collateral required pursuant to the Liberty Agreement, the payment of all fees and expenses related the Acquisition, and the payment of all Cure Costs (as defined in the Acquisition Agreement) (and provided accounts payable are at a level and in a condition reasonably satisfactory to the Purchasers), opening availability under the Revolving Credit Facility is at least $100,000,000.

(c)           The Junior Subordinated Indebtedness Documents shall have been executed and delivered by each party thereto and shall have become effective in accordance with their respective terms and all notes to be purchased thereunder shall have been purchased for cash at par and the proceeds thereof shall have been applied in accordance with the terms of the Junior Subordinated Indebtedness Documents.

4.5.          Insurance and Surety Bonding Requirements. The Liberty Agreement and all material agreements, instruments and other documents to be executed in connection therewith or otherwise relating to the provision of insurance bonds for the benefit of the Companies and their Subsidiaries shall have been executed and delivered by each party thereto and shall have become effective in accordance with their respective terms.

4.6.          Information Technology. The Perot Agreement shall have been executed and delivered by each party thereto and shall have become effective in accordance with its terms.

4.7.          Payment of Accrued Fees and Expenses. Without limiting the provisions of Section 12.1, all of the accrued fees and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Note Documents to be paid by or on behalf of the Companies on or prior to the Purchase Date shall have been paid.

4.8.          Representations and Warranties. The representations and warranties of the Parent and the Companies contained in the Note Documents shall be complete and correct on the date of the Notice of Sale and Purchase and on the Purchase Date, before and after giving effect to the issue and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12(a).

4.9.          No Default. After giving effect to the issuance and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12(a), no Default or Event of Default shall have occurred and be continuing.

4.10.        Purchase Permitted by Applicable Requirements of Law, Etc. The purchase of and any payment for the Notes to be purchased by the Purchasers on the Purchase Date (a) shall not violate any applicable Requirements of Law (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) shall not subject any Purchaser to any tax, penalty or other liability under or pursuant to any applicable Requirements of Law, except for any Taxes or Other Taxes for which the Companies are obligated to compensate you under Section 12.3.

4.11.        Consents and Approvals. All Governmental Authorizations and all consents, approvals and authorizations of any other Person required to be obtained in connection with the consummation of the transactions contemplated by the Documents (other than the Note Documents), except those consents, approvals and authorizations the failure to obtain could not reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any Governmental Authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Companies, the Acquisition, the issuance and sale of the Notes, or the consummation of any of the other transactions contemplated by the Documents (other than the Note Documents).

4.12.        No Litigation or Other Proceedings. There shall exist no claim, action, suit, investigation, litigation or proceeding pending or, to the best knowledge of the Credit Parties, threatened against or affecting any Credit Party or any of the property or assets thereof in any court or before any arbitrator or by or before any other Governmental Authority that

(a) could reasonably be expected to have a Material Adverse Effect or (b) challenges the legality, validity, binding effect or enforceability of the Acquisition Agreement, any Note Document, the issuance and sale of the Notes, or the consummation of any of the other transactions contemplated by the Documents.

5.                                       REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Each of the Parent and the Companies represents and warrants to the Purchasers that:

5.1.          Organization, Good Standing, Etc. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has all requisite power and authority to conduct its business as now conducted and as presently contemplated (both before and after giving effect to the Acquisition) and, in the case of the Companies, to execute the Notes hereunder, and to execute and deliver each Document to which it is a party, and to consummate the transactions contemplated thereby, and (c) except as set forth in Schedule 5.1, before and after giving effect to the Acquisition, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

5.2.          Authorization, Etc. The execution, delivery and performance by each Credit Party of each Note Document to which it is or will be a party (a) have been duly authorized by all necessary action, (b) do not and will not contravene its charter or by-laws, or any applicable Requirement of Law or any contractual restriction binding on or otherwise affecting it or any of its properties, (c) do not and will not result in or require the creation of any Lien (other than pursuant to any Note Document) upon or with respect to any of its properties, and (d) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

5.3.          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Credit Party of any Note Document to which it is or will be a party.

5.4.          Enforceability of Note Documents. This Agreement is, and each other Note Document to which any Credit Party is or will be a party, when delivered, will be, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

5.5.          Subsidiaries. Schedule 5.5 is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Credit Party and its Subsidiaries in existence on the date hereof after giving effect to the Acquisition. After giving effect to the Acquisition, all of the issued and outstanding shares of such Capital Stock have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule 5.5, all such Capital Stock is owned by the respective equity holders, as shown on such Schedule 5.5, free and clear of all Liens. There are no outstanding debt or equity securities of a Credit Party or any of its Subsidiaries and no outstanding obligations of a Credit Party or any of its Subsidiaries that are convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Credit Party or any of its Subsidiaries, or other obligations of a Credit Party or any of its Subsidiaries to issue, directly or indirectly, any shares of Capital Stock of such Credit Party or any of its Subsidiaries.

5.6.          Litigation. Except as set forth on Schedule 5.6, there is no pending or, to the knowledge of any Credit Party, threatened action, suit or proceeding affecting any Credit Party or any of its Subsidiaries or any of their respective properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement, the Notes or any other Note Document or any transaction contemplated hereby or thereby.

5.7.          Financial Condition.

(a)           Since June 30, 2003, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(b)           The Parent has heretofore furnished to the Purchasers unaudited pro forma condensed consolidated financial statements for the six-month period ended June 30, 2003 and for the year ended December 31, 2002, giving effect to the Acquisition and the other transactions contemplated by the Documents as if each had occurred as of the beginning of such respective periods. Such financial statements have been prepared on a reasonable basis and in good faith by the Parent and have been based on preliminary estimates, available information and certain assumptions believed by the Parent to be reasonable.

(c)           As of the Purchase Date the Consolidated Net Worth of Vanguard and its Subsidiaries is in excess of $180,000,000.

5.8.          Compliance with Law, Etc. None of the Credit Parties and their Subsidiaries is in violation of its organizational documents, any Requirement of Law applicable to it or any of its property or assets, or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties or assets, the violation of which could reasonably be expected to have a Material Adverse Effect.

5.9.          ERISA. (a) each Employee Plan is in substantial compliance with ERISA and the IRC, (b) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (c) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, (d) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (e) no Credit Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that the Credit Parties or any of their ERISA Affiliates may in the future incur any such withdrawal liability. No Credit Party or any of its ERISA Affiliates or any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payments of premiums, and there are no premium payments that have become due and that are unpaid. There are no pending or, to the knowledge of any Credit Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against any Employee Plan or its assets, any fiduciary with respect to any Employee Plan, or any Credit Party or any of its ERISA Affiliates with respect to any Employee Plan.

5.10.        Health Benefits; WARN. Except as required by Section 4980B of the IRC, no Credit Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment. No Credit Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.

5.11.        Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Credit Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Credit Party or any property of any Credit Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

5.12.        Use of Proceeds; Margin Regulations.

(a)           The proceeds received from the issuance and sale of the Notes will be used (i) to pay a portion of the purchase price for the Assets pursuant to the Acquisition Agreement, (ii) to refinance existing indebtedness in connection with the Acquisition, and (iii) to pay fees and expenses related to the Acquisition and the financing thereof.

(b)           None of the Companies nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Companies or any of their Subsidiaries in a violation of Regulation X of the Board of Governors of the Federal Reserve System (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the

Board of Governors of the Federal Reserve System. None of the transactions contemplated by this Agreement and the other Note Documents (including, without limitation, the direct and indirect use of proceeds of the Notes) will violate or result in a violation of the Exchange Act or any of the rules and regulations promulgated thereunder or in such Regulation T, U or X, as applicable, or, assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement the Securities Act or any of the rules and regulations promulgated thereunder.

5.13.        Nature of Business. After giving effect to the Acquisition:  (a) no Company has or is engaged in any business other than a Permitted Business, and (b) the Parent has not and is not engaged in any business activities other than (i) the ownership of the Capital Stock of Vanguard and its other direct Subsidiaries as set forth on Schedule 5.5 and (ii) the entering into, and performing its obligations and exercising its rights under, the Documents to which it is a party.

5.14.        Permits, Etc. Before and after giving effect to the Acquisition, each Credit Party has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Credit Party lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except for those permits, licenses, authorizations, approvals, entitlements and accreditations, the failure to have or to be in compliance with which could reasonably be expected to have a Material Adverse Effect.

5.15.        Properties. After giving effect to the Acquisition, each Credit Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

5.16.        Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Agent or any Purchaser in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided, however, that, with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17.        Environmental Matters. Except as set forth on Schedule 5.17, (a) the operations of each Credit Party are in compliance in all material respects with Environmental Laws, the noncompliance with which could not reasonably be expected to have a Material Adverse Effect; (b) there has been no Release at any of the properties owned or operated by any Credit Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Credit Party or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect; (c) no Environmental Action has been asserted against any Credit Party or any predecessor in interest and no Credit Party has knowledge or notice of any threatened or pending Environmental Action against any Credit Party or any predecessor in interest which in either case could reasonably be expected to have a Material

Adverse Effect; and (d) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Credit Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect.

5.18.        Solvency. After giving effect to the Acquisition and the other transactions contemplated by the Documents, each Credit Party is, and the Parent and its Subsidiaries on a consolidated basis are, Solvent.

5.19.        Intellectual Property. Except as set forth on Schedule 5.19 and after giving effect to the Acquisition, each Credit Party owns or licenses or otherwise has the right to use all licenses, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, and other intellectual property rights that are material to, and necessary for, the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts that could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Credit Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts that could not reasonably be expected to have a Material Adverse Effect.

5.20.        Material Contracts. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Credit Party that is a party thereto and, to the best knowledge of such Credit Party, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of any Credit Party or, to the best knowledge of any Credit Party, any other party thereto except as to any default that could not reasonably be expected to have a Material Adverse Effect.

5.21.        Private Placement.

(a)           No form of general solicitation or general advertising was used by the Parent, any of the Companies, or, to the best knowledge of the Parent and the Companies, any other Person acting on behalf of any of them, in respect of this Agreement or the other Note Documents or in connection with the offer and sale of the Notes.

(b)           Assuming the accuracy of the representations and warranties contained in Section 6.1, the execution and delivery of this Agreement and the other Note Documents constitute transactions exempt from the registration requirements of the Securities Act.

5.22.        Investment Company Act. None of the Credit Parties nor any of their Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the sale and purchase of the Notes, the application of the proceeds therefrom or the repayment of the Notes by the Companies and the consummation of the other transactions contemplated by the Note

Documents will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

5.23.        Employee and Labor Matters. Except as set forth on Schedule 5.23, there is (a) no unfair labor practice complaint pending or, to the best knowledge of any Credit Party, threatened against any Credit Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Credit Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Credit Party or any of its Subsidiaries or (c) to the best knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them which could be reasonably likely to have a Material Adverse Effect. The hours worked and payments made to employees of any Credit Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. After giving effect to the Acquisition, all material payments due from any Credit Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary.

5.24.        Representations and Warranties in Documents; No Default. All representations and warranties of the Credit Parties, and, to the best knowledge of the Credit Parties, the other parties to the Documents (other than the Note Documents) that are set forth in such Documents were true and correct in all material respects at the time as of which such representations were made and will be true and correct in all material respects on the Purchase Date. No condition exists which constitutes a Default or an Event of Default.

6.                                       REPRESENTATIONS OF THE PURCHASERS.

6.1.          Purchase for Investment. Each Purchaser represents that it is purchasing the Notes to be purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser and not with a view to the distribution thereof; provided that the disposition of any such Person’s property shall at all times be within such Person’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by applicable law.

6.2.          Accredited Investor. Each Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) and, by reason of its business and financial experience, and the business and financial experience of those Persons retained by it to advise it with respect to its investment in the Notes, such Purchaser, together with such advisors, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. Such Purchaser is not purchasing the Notes in reliance upon any investigation made by any of the other Purchasers.

7.                                       PREPAYMENTS AND REPURCHASES OF THE NOTES.

7.1.          Optional Prepayments of the Notes. The Companies may, at their option, upon not less than ten days’ prior notice to the Agent and the holders of the Notes, prepay all or any portion of the Notes, in an aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof (or, if less, the remaining aggregate principal amount of all Notes outstanding at such time), at a purchase price in cash equal to 100% of the face amount of the Notes so prepaid, plus all accrued and unpaid interest thereon, if any, to the date of such prepayment. Each notice of an optional prepayment of the Notes pursuant to this Section 7.1 shall specify the date fixed for such prepayment, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 7.1.

7.2.          Offer to Repurchase Notes Upon a Change of Control.

(a)           Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Companies to repurchase all or any portion (equal to $1,000,000 or an integral multiple of $100,000 in excess thereof) of the Notes of such holder pursuant to an offer made in the manner described below (each, a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such repurchase (the “Change of Control Payment”). Within 10 Business Days following any Change of Control, the Company shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each holder of the Notes stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 7.2 and that all Notes tendered shall be accepted for repurchase;

(ii)           the parties and the events or circumstances giving rise to the Change of Control for which such Change of Control Offer is being made, in reasonable detail;

(iii)          the repurchase price for the Note or Notes of such holder and the Change of Control Repurchase Date therefor;

(iv)          that any Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

(v)           that, unless the Companies default in the payment of the Change of Control Payment, all Notes accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Repurchase Date; and

(vi)          that holders whose Notes are being tendered for repurchase only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

The Companies shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. Any holder of the Notes that elects to have all or a portion of its Notes repurchased as part of the Change of Control Offer shall deliver notice to the Company of its election at least five Business Days prior to the scheduled Change of Control Repurchase Date. Any holder of a Note that does not deliver to the Companies notice accepting the Change of Control Offer at least five Business Days prior to the Change of Control Repurchase Date shall be deemed to have rejected such Change of Control Offer. Notwithstanding the foregoing provisions of this subsection (a), the failure of the Companies to deliver the notice referred to in the second sentence of this subsection (a) to any holder of the Notes shall not affect or impair the obligation of the Companies to purchase any Note from such holder on the applicable Change of Control Repurchase Date.

(b)           On a date that is no earlier than 30 days nor later than 60 days from the date that the Companies deliver or cause to be delivered notice of the Change of Control to the holders or, if the Companies fail to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Change of Control (the “Change of Control Repurchase Date”), the Companies (i) shall, to the extent lawful, accept for repurchase all Notes or portions thereof properly tendered in response to the Change of Control Offer, (ii) shall pay to each of the holders of the Notes so accepted the Change of Control Payment for its Notes and (iii) shall deliver to each holder of Notes that only tendered a portion of its Notes new Notes equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any, by such holder.

(c)           Notwithstanding the foregoing, the Companies will not be required to make a Change of Control Offer if such action is prohibited by the Senior Financing Agreement.

7.3.          Offer to Repurchase Notes in Respect of an Asset Sale.

(a)           In the event that, pursuant to Section 8.2(h), the Companies shall be required to commence an Asset Sale Offer, the Companies shall make such Asset Sale Offer in the manner described in subsection (b) of this Section 7.3.

(b)           Within 10 Business Days following each date on which the Companies’ obligation to make an Asset Sale Offer is triggered (the “Asset Sale Offer Trigger Date”), the Companies shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each holder of the Notes stating:

(i)            that the Asset Sale Offer is being made pursuant to Section 7.3 and Section 8.2(h) and that the Companies will purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 8.2(h) (the “Asset Sale Offer Amount”);

(ii)           the parties and the events or circumstances giving rise to the Asset Sale for which such Asset Sale Offer is being made, in reasonable detail;

(iii)          the repurchase price for the Note or Notes of such holder and the Asset Sale Offer Payment Date therefor;

(iv)          that any Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

(v)           that, unless the Companies default in the payment of the Asset Sale Offer Amount, all Notes accepted for repurchase pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date; and

(vi)          that holders whose Notes are being tendered for repurchase only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

The Companies shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale. Any holder of the Notes that elects to have all or a portion of its Notes repurchased as part of the Asset Sale Offer shall deliver notice to the Companies of its election at least five Business Days prior to the scheduled Asset Sale Offer Payment Date. Any holder of a Note that does not deliver to the Companies notice accepting the Asset Sale Offer at least five Business Days prior to the Asset Sale Offer Payment Date shall be deemed to have rejected such Asset Sale Offer. Notwithstanding the foregoing provisions of this subsection (b), the failure of the Companies to deliver the notice referred to in the second sentence of this subsection (b) to any holder of the Notes shall not affect or impair the obligation of the Companies to purchase any Note from such holder on the applicable Asset Sale Offer Payment Date.

(c)           On a date that is no earlier than 30 days nor later than 60 days from the date that the Companies deliver or cause to be delivered notice of the Asset Sale Offer Trigger Date to the holders or, if the Companies fail to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Asset Sale Offer Trigger Date (the “Asset Sale Offer Payment Date”), the Companies (i) shall, to the extent lawful, accept for repurchase all Notes or portions thereof properly tendered in response to the Asset Sale Offer, (ii) shall pay to each of the holders of the Notes so accepted such holder’s pro rata share of the Asset Sale Offer Amount for its Notes and (iii) shall deliver to each holder of Notes that only tendered a portion of its Notes new Notes equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any, by such holder.

(d)           Notwithstanding the foregoing, the Companies will not be required to make an Asset Sale Offer if such action is prohibited by the Senior Financing Agreement.

7.4.          Allocation of Partial Prepayments. In the case of each partial prepayment or repurchase of the Notes pursuant to Section 7.1, 7.2 or 7.3, the principal amount of the Notes to be prepaid, repurchased or redeemed shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment or repurchase, with adjustments to the extent practicable to compensate for any prior prepayments or repurchases not made exactly in such proportion.

7.5.          Maturity; Surrender, Etc. In the case of each prepayment or repurchase of the Notes pursuant to Section 7.1, 7.2 or 7.3, the principal amount of each Note to be prepaid or repurchased shall mature and become due and payable on the date fixed for such prepayment or repurchase, together with accrued and unpaid interest on such principal amount to such date. From and after such date, unless the Companies shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest thereon as aforesaid, interest on such principal amount shall cease to accrue. Any Note prepaid or repurchased in full shall be surrendered to the Companies and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid or repurchased principal amount of any Note.

7.6.          Purchase of Notes. The Parent will not, and will cause Worldwide Excellerated Leasing Ltd. and its Subsidiaries not to, purchase or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment, prepayment or repurchase of the Notes in accordance with the terms of this Agreement and the Notes. The Companies will promptly cancel all Notes acquired by them pursuant to any payment, prepayment or purchase of Notes in accordance with the terms of this Agreement and the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

8.                                       COVENANTS OF THE PARENT AND THE COMPANIES.

8.1.          Affirmative Covenants. From the date of this Agreement and thereafter, so long as any amount payable by the Credit Parties under this Agreement, the Notes or any other Note Document shall remain unpaid:

(a)           Financial Reporting. The Parent will furnish to each Purchaser:

(i)            as soon as available and in any event within 20 days after the end of each fiscal month of Vanguard Holdings, commencing November 30, 2003, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of each of (A) Vanguard Holdings and its Subsidiaries and (B) Vanguard and its Subsidiaries as of the end of such fiscal month and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year (if available), all in reasonable detail and certified by an Authorized Officer of Vanguard Holdings as fairly presenting, in all material respects, the financial position and results of operations of such Person and its Subsidiaries as of the end of such fiscal month and the results of operations and cash flows of such Person and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of such Person and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments;

(ii)           as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent, commencing March 31, 2004, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of each of (A) the Parent and its Subsidiaries and (B) Vanguard and its Subsidiaries as at the end of such fiscal quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year (if available), all in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of such Person and its Subsidiaries as of the end of such fiscal quarter and the results of operations and cash flows of such Person and its Subsidiaries for such fiscal quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of such Person and its Subsidiaries furnished hereunder, subject to normal year-end adjustments;

(iii)          as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of each of (A) the Parent and its Subsidiaries and (B) Vanguard and its Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year (if available), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agent (which opinion shall be without (A) a “going concern” or like qualification or exception or (B) any qualification or exception as to the scope of such audit), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv)          simultaneously with the delivery of the financial statements required by clauses (ii) and (iii) of this Section 8.1(a), a compliance certificate, in form and scope reasonably acceptable to the Agent, signed on behalf of the Parent by a Responsible Officer, stating that the Parent has caused to be taken a review of the provisions of this Agreement and the other Note Documents and the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of such Note Documents at the times such compliance is required by the Note Documents, and that such review has not disclosed the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action that the Parent and its Subsidiaries propose to take or have taken with respect thereto;

(v)           (A) on or before November 30 of each year, commencing with the year ending December 31, 2004, the annual budget of the Parent and its Subsidiaries for the immediately succeeding Fiscal Year of the Parent and its Subsidiaries, as presented to and approved by the Board of Directors of the Parent and containing financial projections prepared on a fiscal month basis and in reasonable detail, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(vi)          promptly after submission to any Government Authority, all documents and information furnished to such Government Authority in connection with any investigation of the Parent or any of its Subsidiaries other than routine inquiries by such Governmental Authority;

(vii)         as soon as possible, and in any event within three days, after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of a Responsible Officer setting forth the details of such Event of Default, Default, other event, development or Material Adverse Effect and the action which the Parent and its Subsidiaries propose to take with respect thereto;

(viii)        promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before any court or other Governmental Authority or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(ix)           to the extent not otherwise required under any other clause of this Section 8.1(a), promptly after the sending or filing thereof, copies of all material statements, reports and other information the Parent or any of its Subsidiaries sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(x)            promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof;

(xi)           as soon as possible, and in any event within five days, after execution, receipt or delivery thereof, copies of any material notices that any Credit Party executes or receives in connection with the sale, transfer or any other disposition of the Capital Stock of, or all or substantially all of the assets of, any Credit Party;

(xii)          promptly upon delivery or receipt by any Credit Party, copies of all material notices delivered or received by any Credit Party under any Document (other than a Note Document); and

(xiii)         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as the Agent or the Required Holders may from time to time may reasonably request.

(b)           Compliance with Laws, Etc. Each of the Parent and the Companies will comply, and the Companies will cause each of their respective Restricted Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, the noncompliance with which in each such case could reasonably be expected to have a Material Adverse Effect.

(c)           Preservation of Corporate Existence, Etc.

(i)            Each of the Parent and the Companies will preserve and keep in full force and effect, and the Companies will cause each of their respective Restricted Subsidiaries to preserve and keep in full force and effect, (A) its corporate (or other) existence and good standing in its jurisdiction of organization and (B) all of its permits, licenses, approvals, rights, privileges and franchises; provided, however, that nothing in this Section 8.1(c) shall prevent any of the Companies’ Restricted Subsidiaries from terminating or failing to preserve and keep in full force and effect any such permit, license, approval, right, privilege or franchise if the Companies have determined in their good faith judgment that such termination or failure to preserve could not reasonably be expected to have a Material Adverse Effect.

(ii)           Each of the Parent and the Companies will, and the Companies will cause each of their respective Restricted Subsidiaries to, duly qualify and remain duly qualified as a foreign corporation or other entity, and be and remain in good standing, in each jurisdiction in which the ownership, lease or operation of its property and assets or the conduct of its businesses requires such qualification, except in any such jurisdiction in which the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(d)           Keeping of Records and Books of Account. Each of the Parent and the Companies will keep, and the Companies will cause each of their respective Subsidiaries to keep, proper records and books of account, with complete entries made of all financial transactions in accordance with GAAP and applicable law.

(e)           Inspection Rights. Each of the Parent and the Companies will permit the Agent or any agents or representatives thereof upon three days prior notice during normal business hours, to examine and make copies of abstracts from the records and books of account of such Credit Party and its Subsidiaries; provided that no notice by the Agent or any Purchaser shall be required upon the occurrence and during the continuance of an Event of Default. The Companies agree to pay the reasonable cost of (i) not more than two such examinations in any consecutive twelve month period so long as no Event of Default shall have occurred and be continuing and (ii) all such examinations if an Event of Default shall have occurred and be continuing.

(f)            Maintenance of Properties, Etc. Each of the Parent and the Companies will maintain and preserve, and the Companies will cause each of their respective

Restricted Subsidiaries to maintain and preserve, all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(g)           Maintenance of Insurance. Each of the Parent and the Companies will maintain, and the Companies will cause each of their respective Restricted Subsidiaries to maintain, self insurance and insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, casualty and business interruption insurance) with respect to its properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(h)           Obtaining of Permits, Etc. Each of the Parent and the Companies will obtain, maintain and preserve and take all necessary action to timely renew, and the Companies will cause each of their respective Restricted Subsidiaries to obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business except to the extent that the failure to obtain, maintain, preserve or renew the same could not reasonably be expected to have a Material Adverse Effect.

(i)            Environmental Matters. Each of the Parent and the Companies will (i) keep any property either owned or operated by it or any of its Restricted Subsidiaries free of any Environmental Liens; (ii) comply, in all material respects with Environmental Laws; (iii) promptly provide the Collateral Agent with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Credit Party or any of its Restricted Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any of its Restricted Subsidiaries; and (C) notice of a violation, citation or other administrative order which is reasonably likely to have a Material Adverse Effect; and (iv) defend, indemnify and hold harmless, each of the Agent and the Purchasers and their respective transferees, and the respective employees, agents, officers and directors thereof, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Credit Party or any of its Restricted Subsidiaries (or its respective predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law by such Credit Party or any of its Restricted Subsidiaries and/or (E) any Environmental Actions filed against the Agent, any Purchaser or any transferee thereof or other such indemnified Person.

(j)            Further Assurances. Each of the Parent and the Companies will take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as the Agent or any Purchaser may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Note Documents, (ii) to subject to valid and perfected third priority Liens any of the Collateral, subject only to Liens granted in favor of the Senior Agent pursuant to the Senior Financing Documents, (iii) to establish and maintain the validity and effectiveness of any of the Note Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the rights now or hereafter intended to be granted to the Agent or any Purchaser under this Agreement or any other Note Document.

(k)           Fiscal Periods The Parent will cause the Fiscal Years, the fiscal quarters and the fiscal months to remain as currently in effect, unless the Required Holders consent to a change in such Fiscal Year or other fiscal periods.

(l)            Subsidiary Guaranties. The Companies shall, within 10 Business Days after the formation or acquisition of any Restricted Subsidiary, (i) cause such Restricted Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty and (ii) cause to be delivered to the Agent an opinion of counsel, in form and substance reasonably satisfactory to the Agent, that such Subsidiary Guaranty is a valid and legally binding obligation of such Subsidiary Guarantor, provided, in each such case that a comparable guaranty is also required to be executed and delivered pursuant to the terms of the Senior Financing Agreement and that upon the release or termination of such comparable guaranty, such Subsidiary Guaranty shall, so long as no Event of Default shall have occurred and be continuing, automatically terminate.

(m)          Additional Collateral Security. The Companies shall, within 10 Business Days after the formation or acquisition of any Finance Company of the Company, execute and deliver, or cause each owner of any Capital Stock of such Finance Company to execute and deliver a supplement to the Pledge Agreement, together with (i) certificates evidencing all of the shares of Capital Stock of such Finance Company or if such Capital Stock is subject to a Lien granted in favor of the Senior Agent pursuant to the Senior Financing Agreement, copies of such certificates; provided that upon payment in full of the Indebtedness under the Senior Financing Agreement, the original certificates shall be delivered to the Agent together with undated stock powers executed in blank with signature guaranteed, and such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (ii)  such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.

8.2.          Negative Covenants. From the date of this Agreement and thereafter, so long as any amount payable by the Credit Parties under this Agreement, the Notes or any other Note Document shall remain unpaid:

(a)           Limitation on Indebtedness.

(i)            Neither the Parent nor any of the Companies will, and the Companies will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for the payment of, or otherwise incur, including by way of merger, consolidation or acquisition (collectively, “incur”), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except any of the Credit Parties and the Subsidiary Guarantors may incur Indebtedness (including the issuance of Disqualified Stock) if, at the time of such incurrence, the Consolidated Fixed Charge Coverage Ratio would, after giving effect to such incurrence or issuance and the application of the proceeds thereof, have been at least 2.25 to 1.0.

(ii)           Notwithstanding the foregoing, the Credit Parties and the Subsidiary Guarantors may incur any of the following Indebtedness (“Permitted Indebtedness”):

(A)          Indebtedness of the Credit Parties and the Subsidiary Guarantors under the Note Documents;

(B)           Indebtedness of the Credit Parties and their Restricted Subsidiaries under the Senior Financing Agreement in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding;

(C)           Indebtedness of the Credit Parties under the Junior Subordinated Indebtedness Documents in an aggregate principal amount not to exceed $140,000,000, plus the amount of any interest thereon capitalized in accordance with the terms thereof;

(D)          Indebtedness of the Credit Parties and Restricted Subsidiaries outstanding on the Purchase Date and listed on Schedule 8.1(a)(ii);

(E)           Indebtedness of a Credit Party or a Subsidiary Guarantor to another Credit Party or Subsidiary Guarantor so long as such Indebtedness is held by a Credit Party or a Subsidiary Guarantor or the holder of a Permitted Lien thereon and provided such Indebtedness owing by a Company is subordinated in right of payment to the payment of the Obligations pursuant to a written agreement satisfactory to the Agent;

(F)           Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease expense, cost of construction, repair or improvement of or addition to property, plant or equipment used in the business of such Credit Party or such Restricted Subsidiary, the Capital Stock of a Restricted Subsidiary that owns such property, plant or equipment, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (F), not to exceed $25,000,000 at any time outstanding;

(G)           Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding) and not for speculative purposes ;

(H)          the guarantee by any Credit Party or any Restricted Subsidiary of Indebtedness of any other Credit Party or Restricted Subsidiary that was permitted to be incurred by another provision of this Section 8.2(a) or other obligations (including obligations under the operating leases) permitted to be incurred hereunder of any other Credit Party or Restricted Subsidiary of a Credit Party;

(I)            Contingent Obligations (including obligations under leases, indemnification and guarantee obligations) in respect of Indebtedness and other obligations of Unrestricted Subsidiaries incurred in the ordinary course of business in connection with the financing of vehicles used in Permitted Businesses of such Unrestricted Subsidiaries;

(J)            Indebtedness represented by guarantees or other Contingent Obligations in favor of airports, airport authorities and other Governmental Authorities for the construction of airport rental or related facilities to be used by any Company or any Restricted Subsidiary in the ordinary course of business that do not exceed in the aggregate $50,000,000 at any time outstanding;

(K)          Indebtedness to finance the payment of insurance premiums and Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety, insurance and similar bonds and completion guarantees provided by any Credit Party or any Restricted Subsidiary in the ordinary course of business;

(L)           Indebtedness arising from agreements of any Credit Party or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(M)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of incurrence;

(N)          Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Person was acquired by a Company or a Restricted Subsidiary (other than Indebtedness incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by a Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving effect thereto, the Companies would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 8.2(a)(i);

(O)          Indebtedness incurred in connection with the acquisition of vehicles directly from the manufacturer thereof, provided, that such Indebtedness does not exceed the net book value of such vehicles and no Event of Default shall exist after giving effect thereto and the use of proceeds thereof;

(P)           purchase money Indebtedness of a Company or any of its Restricted Subsidiaries incurred in connection with the purchase of a franchisee in an aggregate amount for all Companies and their Restricted Subsidiaries not to exceed $5,000,000 at any time outstanding;

(Q)          Additional Indebtedness of the Companies or any of their Restricted Subsidiaries in an aggregate principal amount for all Companies and their Restricted Subsidiaries not to exceed $10,000,000 at any time outstanding; and

(R)           Permitted Refinancing Indebtedness;

provided, however, that no Permitted Indebtedness described in clause (N) and (R) above may be incurred if after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, an Event of Default shall exist.

(iii)          For purposes of determining compliance with this Section 8.2(a), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (A) through (R) of this Section 8.2(a) as of the date of incurrence thereof or is entitled to be incurred pursuant to paragraph (i) of this Section 8.2(a) as of the date of incurrence thereof, the Companies shall, in their sole discretion, classify (or later reclassify in whole or in part, in their sole discretion) such item of Indebtedness in any manner that complies with this Section 8.2(a). Accrual of interest, accrual of dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

(iv)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(b)           Limitation on Restricted Payments.

(i)            Neither the Parent nor any of the Companies will, and the Companies will not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(A)          declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Parent or any Company or any Restricted Subsidiary, other than such dividends or distributions that are payable to the Parent or a Company or payable in Capital Stock (other than Disqualified Stock) of the Parent or a Company;

(B)           purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock (or any options, warrants or other rights to acquire shares of Capital Stock) of the Parent or any Company;

(C)           make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Junior Subordinated Indebtedness or any other Indebtedness that is subordinated in right of payment to the Notes; or

(D)          make any Investment (other than a Permitted Investment) in any Person;

(such payments or other actions described in (but not excluded from) clauses (A) through (D) being referred to as “Restricted Payments”); unless:

(1)           no Default or Event of Default has occurred and is continuing or would otherwise occur as a consequence thereof;

(2)           the Companies could incur at least $1.00 of additional Indebtedness pursuant to subsection (i) of Section 8.2(a); and

(3)           the aggregate amount of all Restricted Payments (including such Restricted Payment) declared or made after the Purchase Date does not exceed the sum of (without duplication).

(w)          50% of Consolidated Adjusted Net Income, determined on a cumulative basis for the applicable Reference Period (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount); plus

(x)            the aggregate net cash proceeds received by the Parent and its Restricted Subsidiaries after the Purchase Date from the issuance or sale (other than to a Subsidiary of the Parent) of Qualified Equity Interests of the Parent, or any other equity contributions received by the Parent or any of its Restricted Subsidiaries after the Purchase Date (excluding any such proceeds used to redeem Notes); plus

(y)           the aggregate net cash proceeds received by the Parent and its Restricted Subsidiaries after the Purchase Date from the issuance or sale (other than to a Subsidiary of the Parent) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Parent, together with the aggregate net cash proceeds received by the Parent at the time of such conversion or exchange; plus

(z)            the sum of (I) without duplication of any amounts included in Consolidated Adjusted Net Income in clause (w) above, the aggregate amount paid in cash or Cash Equivalents to any

Company or a Restricted Subsidiary on or with respect to Investments (other than Permitted Investments) made subsequent to the Purchase Date whether through interest payments, principal payments, dividends or other distributions or payments, (II) the net cash proceeds received by any Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary) and (III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; provided, however, that the sum of clauses (I), (II) and (III) above shall not exceed the aggregate amount of all such Investments made subsequent to the Purchase Date.

(ii)           Notwithstanding the provisions of Section 8.2(b)(i), any of the Credit Parties and the Restricted Subsidiaries may take any of the following actions:

(A)          the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

(B)           the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Parent or Vanguard, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Parent) of, Qualified Equity Interests of the Parent or Vanguard;

(C)           the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Parent) of Qualified Equity Interests of the Parent or Vanguard;

(D)          the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance or sale (other than to a Subsidiary of the Parent) of, Permitted Refinancing Indebtedness;

(E)           the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a “change of control” in accordance with provisions similar to Section 7.2; provided that, prior to such repurchase, the Parent has made the Change of Control Offer as provided in such Section with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(F)           Restricted Payments for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Purchase Date does not exceed $50,000 in any Fiscal Year;

(G)           dividends by the Companies to the Parent or by the Parent to Worldwide in amounts necessary to pay (A) customary administrative expenses (including reasonable directors’ fees) of the Parent and Worldwide in the ordinary course of their respective businesses and in an aggregate amount not to exceed in any Fiscal Year $2,500,000, and taxes when due and owing by the Parent or Worldwide; and

(H)          repurchases in whole or in part by Vanguard of outstanding shares of its Series A Preferred Stock;

so long as, in the case of any Restricted Payment described in clause (D) or (H), no Default or Event of Default shall exist immediately after giving effect to such Restricted Payment.

The payments described in clauses (B) (as to the proceeds of an issuance and sale of Qualified Equity Interests), (C), (E), (F), (G) and (H) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (3)(z) of Section 8.2 (b)(i) and the payments described in clauses (A), (B) (except as provided above) and (D) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under the clause (3)(z) of Section 8.2(b)(i).

(iii)          For the purpose of making any calculations under this Agreement (A) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Parent will be deemed to have made an Investment in amount equal to the Fair Market Value of the net assets of such Restricted Subsidiary at the time of such designation, (B) any property transferred to or from an Unrestricted Subsidiary will be valued at Fair Market Value at the time of such transfer, and (C) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Parent, whose good faith determination will be conclusive.

(c)           Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Neither the Parent nor any of the Companies will, and the Companies will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of any of the Companies to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (ii) pay any Indebtedness owed to any Credit Party or Restricted Subsidiary, (iii) make loans or advances to any Credit Party or Restricted Subsidiary or (iv) transfer any of its properties or assets to any Credit Party or Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of any of the following:

(A)          the Documents and any other agreement in effect on the Purchase Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in such agreements as in effect on the Purchase Date;

(B)                                in the case of clause (iv) above, (1) agreements or instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of any Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) provisions arising or agreed to in the ordinary course of business not relating to Indebtedness that do not, individually or in the aggregate, detract from the value of property or assets of any Company or any of its Restricted Subsidiaries or the ability of the Company or such Restricted Subsidiary, as the case may be, to use such property or assets, in each case in any manner material to such Company or any of its Restricted Subsidiaries;

(C)                                any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(D)                               provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

(E)                                 restrictions on the transfer of assets subject to any Permitted Lien imposed by the holder of such Lien;

(F)                                 restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(G)                                provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(H)                               restrictions contained in the terms of the purchase money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided, that such restrictions relate only to the property financed with such Indebtedness;

(I)                                    restrictions contained in the terms of Indebtedness incurred in compliance with Section 8.2(a); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (A) above;

(J)                                   restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(K)                               an agreement governing Permitted Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (A) or (C) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to any Company or Restricted Subsidiary in any material respect as determined by the Board of Directors of the Parent in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (A) or (C).

(d)                                 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Neither the Parent nor any Company will, directly or indirectly, sell, and the Companies will not permit any of their respective Restricted Subsidiaries to issue or sell, any shares of the Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to purchase shares of such Capital Stock except (i) to the Parent or any Company, or (ii) if, immediately after giving effect to such issuance or sale, (A) neither the Parent nor any of its Restricted Subsidiaries owns any shares of Capital Stock of such Company or Subsidiary or any options, warrants or other rights to purchase shares of such Capital Stock and (B) such issuance or sale is made in compliance with this Agreement.

(e)                                  Limitation on Other Senior Subordinated Indebtedness. Neither the Parent nor any of the Companies will incur or otherwise permit to exist, and the Companies will not permit any of their respective Restricted Subsidiaries to incur or otherwise permit to exist, any Indebtedness that is subordinate in right of payment to any of its senior Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes or its Subsidiary Guaranty, as the case may be, to at least the same extent as the Notes or such Subsidiary Guaranty are subordinate in right of payment to senior Indebtedness of such Credit Party or such Restricted Subsidiary, as the case may be, as set forth in the applicable Intercreditor Agreement.

(f)                                    Limitation on Liens. Neither the Parent nor any of the Companies will create, incur or otherwise permit to exist, and the Companies will not permit any of their respective Restricted Subsidiaries to create, incur or otherwise permit to exist, any Lien of any kind (other than Permitted Liens) upon any property or assets (including any intercompany notes) of such Credit Party or such Restricted Subsidiary, or any income or profits therefrom, unless the Notes or Subsidiary Guaranty, as the case may be, are directly secured equally and ratably with (or prior to in the case of Subordinated Indebtedness) the obligation or liability secured by such Lien.

(g)                                 Limitation on Transactions with Affiliates.

(i)                                     Neither the Parent nor any of the Companies will, and the Companies will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any contract, agreement, arrangement or transaction with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) unless (i) the Parent’s Board of Directors determines that such Affiliate Transaction is on terms that are fair and reasonable to such Credit Party or such Restricted Subsidiary, as the case may be, and are no less favorable to such Credit Party or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm’s length transaction with third parties who are not Affiliates, and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5,000,000, the Parent delivers an officers’ certificate to the Agent certifying that such Affiliate Transaction complies with clause (i) above and has been approved by the Board of Directors of the Parent.

(ii)                                  The restrictions set forth in Section 8.2(g)(i) shall not apply to:

(A)                              reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Parent or any of its Restricted Subsidiaries as determined in good faith by the Parent’s Board of Directors or senior management;

(B)                                transactions exclusively between or among the Parent and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(C)                                any agreement as in effect as of the Purchase Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the holders of the Notes, in any material respect than the original agreement as in effect on the Purchase Date;

(D)                               Restricted Payments permitted by this Agreement;

(E)                                 any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(F)                                 transactions relating to the issuance of Qualified Capital Stock of, or any other equity investment in, any Credit Party, including the granting of registration rights with respect thereto;

(G)                                Permitted Investments; and

(H)                               any transaction on arm’s-length terms with a non-Affiliate that becomes an Affiliate as a result of such transaction.

(h)                                 Limitation on Certain Asset Sales.

(i)                                     Neither the Parent nor any of the Companies will, and the Companies will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless:  (A) the consideration received by the applicable Credit Party or Restricted Subsidiary with respect to such Asset Sale is at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and (B) the consideration received by the applicable Credit Party or Restricted Subsidiary with respect to such Asset Sale consists of at least 75% (1) cash and/or Cash Equivalents or Qualified Consideration received at the time of disposition, (2) any liabilities, other than Subordinated Indebtedness, of the applicable Credit Party or Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to an agreement that immediately releases such Credit Party or Restricted Subsidiary from all liability in respect thereof; or (3) securities, notes or other obligations received by such Credit Party or Restricted Subsidiary from such transferee that are converted by such Credit Party or Restricted Subsidiary into cash and/or Cash Equivalents or Qualified Consideration within 90 days of the date of such Asset Sale (to the extent of the cash and/or Cash Equivalents or Qualified Consideration received).

(ii)                                  In the event of any such Asset Sale the Companies may, at their option, within 360 days following the receipt of the Net Cash Proceeds from such Asset Sale, (A) apply all or a portion of such Net Cash Proceeds to the permanent reduction of amounts outstanding under the Senior Financing Agreement (which, in the case of a revolver or similar arrangement, also permanently reduces the commitment under such facility by the same amount) or (B) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Companies as permitted hereunder or (C) a combination of the foregoing clauses (A) and (B). The amount of such Net Cash Proceeds not so used as set forth in this subsection (ii) constitutes “Excess Proceeds”.

(iii)                               When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Companies, in accordance with Section 7.3, shall make an offer (an “Asset Sale Offer”) to all holders of Notes, to purchase, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of holders of Notes as of the relevant record date to receive interest due on the relevant interest payment date). To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Companies may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Agent shall select the Notes to be purchased or retired on a pro rata basis in proportion to the respective principal amounts of the Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this subsection.

(i)                                     Limitation on Unrestricted Subsidiaries.

(i)                                     The Board of Directors of the Parent may designate any of its Subsidiaries (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Parent nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Parent or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 8.2(b) and (iv) no Credit Party or Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

(ii)                                  The Board of Directors of the Parent may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (x) such Indebtedness is permitted under Section 8.2(a) and (y) no Default or Event of Default will have occurred and be continuing following such designation.

(j)                                     Consolidation, Merger and Sale of Assets. Neither the Parent nor any of the Companies will consolidate with or merge with or into any other Person or, directly or indirectly, convey, transfer or lease its properties and assets substantially as an entirety to any Person or Persons (in one transaction or a series of related transactions), unless each of the following conditions is satisfied:

(i)                                     either (A) the Parent or such Company, as such case may be, is the surviving corporation or (B) the Person (if other than the Parent or such Company, as the case may be) formed by such consolidation or into which the Parent or such Company is merged or the Person that acquires by sale, assignment, transfer, lease or other disposition of the properties and assets of the Parent or such Company, as the case may be, substantially as an entirety (the “Surviving Entity”) (1) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (2) expressly assumes by supplemental agreement all of such Credit Party’s obligations under this Agreement and the other Note Documents;

(ii)                                  immediately after giving effect to such transaction and treating any obligation of the Parent or such Company in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default has occurred and is continuing;

(iii)                               immediately after giving effect to such transaction on a pro forma basis, such Credit Party (or the Surviving Entity if such Credit Party is not a continuing obligor under this Agreement) has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Credit Party, immediately prior to the closing of such transaction;

(iv)                              if any of the property or assets of such Credit Party or such Surviving Entity if such Credit Party is not a continuing obligor under this Agreement would thereupon become subject to any Lien, the provisions of Section 8.2(f) are complied with; and

(v)                                 the Parent delivers, or causes to be delivered, to the Agent, in form and substance reasonably satisfactory to the Agent, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of this Agreement.

In the event of any transaction described in and complying with the conditions of this Section 8.2(j) in which a Credit Party is not a continuing obligor under this Agreement, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, such Credit Party under this Agreement and the other Note Documents and thereafter such

Credit Party will, except in the case of a lease, be discharged from all its obligations and covenants under this Agreement and the other Note Documents.

(k)                                  Limitation on Business Activities. None of the Parent and the Companies will, and the Companies will not permit any of their Restricted Subsidiaries to, engage in any business other than a Permitted Business.

(l)                                     Minimum Net Worth. Vanguard will not permit the Consolidated Net Worth of Vanguard and its Subsidiaries at any time to be less than $180,000,000.

9.                                       EVENTS OF DEFAULT.

9.1.                              Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing (each, an “Event of Default”):

(a)                                  the Companies default in the payment of any principal of or premium, if any, on, any Note when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand or otherwise; or

(b)                                 the Companies default in the payment of any interest on any Note or any other amount (other than principal of or any premium on the Notes) when the same becomes due and payable, and such default continues for a period of at least 10 consecutive days; or

(c)                                  any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in Section 7.2, 7.3, 7.4 or 8.2, or

(d)                                 any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in Section 8.1(a), 8.1(c), 8.1(e), 8.1(g), 8.1(j), 8.1(l) or 8.1(m), and such default shall remain unremedied for at least 10 consecutive days after the earlier of the first date on which (i) a Responsible Officer becomes aware of such default and (ii) the Companies receive notice of such default from the holders of at least 25% of the aggregate outstanding principal of the Notes; or

(e)                                  any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in any Note Document on its part to be performed or complied with that is not referred to in Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d), and such default shall remain unremedied for at least 30 consecutive days after the Companies receive notice of such default from the holders of at least 25% of the aggregate outstanding principal of the Notes; or

(f)                                    any representation or warranty made or deemed made on the Purchase Date by or on behalf of any Credit Party under or pursuant to the terms of this Agreement or any of the other Note Documents or in any writing furnished to the Agent or any Purchaser pursuant to the terms of this Agreement or any of the other Note Documents proves to have been false or incorrect in any material respect on the date as of which it was made or deemed to have been made; or

(g)                                 (i) any Credit Party or any Restricted Subsidiary shall fail to pay (A) any principal of, or premium or interest on, Indebtedness that is outstanding in a principal amount of at least $10,000,000 (but excluding Indebtedness outstanding under the Note Documents), of such Person, when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or (B) any other amount of Indebtedness greater than $10,000,000 (but excluding Indebtedness outstanding under the Note Documents), of such Person when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument, evidencing, securing or otherwise relating to any Indebtedness referred to in clause (i) of this Section 9.1(g) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness or otherwise to cause such Indebtedness to mature; or (iii) any Indebtedness referred to in clause (i) of this Section 9.1(g) shall be declared to be due and payable or required to be prepaid, redeemed or repurchased (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, repurchase, purchase or defease any such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or any date fixed for prepayment, redemption or repurchase thereunder; or

(h)                                 any Credit Party or any Restricted Subsidiary that is a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any Restricted Subsidiary that is a Significant Subsidiary, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any Credit Party or any Restricted Subsidiary that is a Significant Subsidiary, shall take any action to authorize any of the actions set forth above in this subsection (h); or

(i)                                     one or more judgments, orders or decrees for the payment of money aggregating $10,000,000 (net of applicable insurance coverage, including self insurance, provided pursuant to the Parent’s self insurance programs as presented to and approved by the Parent’s Board of Directors) or more are rendered against one or more of the Credit Parties and the Restricted Subsidiaries or any of their respective properties and remain unsatisfied and either (i) such judgment, order or decree has not been discharged or (ii) there shall be a period of at least 60 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)                                     any provision of any of the Note Documents after delivery thereof shall for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party or Subsidiary Guarantor intended to be a party to it or shall cease to give the Agent or any of the Purchasers any of the rights, powers or privileges purported to be created thereunder, or any Credit Party shall so state in writing; or

(k)                                  except with respect to Collateral that has been transferred or sold or the Lien thereon released as permitted under any Note Document, the Pledge Agreement shall cease to be effective in all material respects to grant in favor of the Agent the Liens with the priority purported to be created thereby on a material portion of the Collateral thereunder, subject only to such Liens as are expressly permitted by the Pledge Agreement, in each case for 30 days after the Companies receive written notice thereof specifying such occurrence from the Agent or the holders of at least 25% of the outstanding principal amount at maturity of the Notes; or any Credit Party or Restricted Subsidiary shall assert in writing that any Lien created under the Pledge Agreement is invalid or unenforceable.

9.2.                              Acceleration.

(a)                                  If an Event of Default described in Section 9.1(h) shall occur with respect to any Company, all of the Notes then outstanding shall become automatically and immediately due and payable.

(b)                                 If any other Event of Default shall occur and be continuing, the Agent may, with the consent of the Required Holders, and shall, upon the request of the Required Holders, by notice or notices to the Companies, declare all of the Notes then outstanding to be immediately due and payable.

(c)                                  Upon any Note becoming due and payable under this Section 9.2, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon and all other amounts due and payable to the holder thereof under the Note Documents, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Companies.

9.3.                              Other Remedies. If one or more Defaults or Events of Default shall occur and be continuing, and irrespective of whether any of the Notes have become or have been declared immediately due and payable under Section 9.2, the Agent and the Required Holders may proceed to protect and enforce any and all of their rights under the Note Documents and may enforce their rights as holders of Notes by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any of the other Note Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by applicable law or otherwise.

9.4.                              Rescission. At any time after any Notes have been declared due and payable pursuant to Section 9.2(b) the Required Holders, by notice to the Companies, may rescind and annul any such declaration and its consequences if (a) the Companies have paid all overdue interest on the Notes, all principal of, and premium, if any, on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the fullest extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Defaults and Events of Default, other than nonpayment of amounts that have become due solely by reason of such declaration, have been remedied or have been waived pursuant to Section 14 and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or any of the other Note Documents. No rescission and annulment under this Section 9.4 will extend to or affect any subsequent Default or Event of Default or impair any right, power or remedy consequent thereon.

9.5.                              Restoration of Rights and Remedies. If any holder of the Notes has instituted any proceeding to enforce any right or remedy under this Agreement or any of the other Note Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such holder, then, and in each such case, the Companies and the holders of Notes shall, subject to any determination in such proceeding, be restored severally to their respective former positions hereunder and under the other Note Documents and, thereafter, all rights and remedies of the holders of the Notes shall continue as though no such proceeding had been instituted.

9.6.                              No Waivers or Election of Remedies, Etc. No course of dealing and no delay on the part of any holder of the Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any of the other Note Documents upon any holder of the Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

10.                                 REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

10.1.                        Registration of Notes. The Companies shall keep at their principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the other Notes Documents, and the Companies shall not be affected by any notice or knowledge to the contrary. The Companies shall give to any holder of the Notes that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

10.2.                        Transfer and Exchange of Notes.

(a)                                  Upon surrender of any Note at the principal executive office of the Companies for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Companies shall execute and deliver, at the Companies’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and, subject to subsection (c) of this Section 10.2, shall be in substantially the form of Exhibit A attached hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Companies may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000, provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000.

(b)                                 Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed (i) to have made the representations set forth in Sections 6.1 and 6.2 and (ii) to confirm to and agree with the transferor and the other parties hereto as follows:

(A)                              other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Note Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

(B)                                such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Companies or any of their Subsidiaries or the performance or observance by the Companies or any of their Subsidiaries of any of its Obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant thereto;

(C)                                such transferee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Note or Notes being purchased thereby;

(D)                               such transferee will, independently and without reliance upon the transferor or any other holder of the Notes and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and

(E)                                 such transferee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a holder of the Notes.

10.3.                        Replacement of Notes. Upon receipt by the Companies of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; provided that, if the holder of such Note is an original purchaser of any of the Notes or any other Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory, or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof, the Companies, at their own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

11.                                 PAYMENTS ON NOTES.

11.1.                        Place of Payment. Subject to Section 11.2, payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at an office in New York, New York designated by the Companies. The Companies may, at any time, by notice to each holder of the Notes, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

11.2.                        Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 11.1 or in such Note to the contrary, the Companies will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name on Schedule I attached hereto, or by such other method or at such other address located in the United States of America as such Purchaser shall have from time to time specified to the Companies for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon the request of the Companies made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the Holder of such Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Companies at their principal executive office or at the place of payment most recently designated by the Companies pursuant to Section 11.1. Prior to any permitted sale, transfer or other disposition of any Note held by any Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Companies in exchange for a new Note or Notes pursuant to Section 10.2. The Companies will afford the benefits of this Section 11.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser have made in this Section 11.2 and in Section 17.

12.                                 EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.

12.1.                        Transaction Expenses. Whether or not any of the transactions contemplated hereby are consummated, the Companies will pay, within 15 days of each demand therefor (such demand to be accompanied by supporting documentation in reasonable detail), (a) all of the costs and expenses incurred by each Purchaser and each other holder of a Note (including, without limitation, reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other appropriate counsel for all Purchasers) in connection with the preparation, execution and delivery of this Agreement and the other Note Documents and all amendments, waivers or consents under or in respect of this Agreement or any of the other Note Documents (whether or not such amendment, waiver or consent becomes effective), and (b) all of the costs and expenses incurred by each Purchaser and each other holder of a Note (including, without limitation, reasonable attorneys’ fees of a special counsel and if reasonably required, local or other appropriate counsel for you and the Other Purchasers) in connection with the administration and enforcement of this Agreement and the other Note Documents, including, without limitation:  (i) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any of the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any of the other Note Documents, or by reason of being a holder of the Notes, and (ii) the reasonable costs and expenses (including, without limitation, financial advisors’ fees) incurred in connection with the insolvency or bankruptcy of any Credit Party or Restructured Subsidiary or in connection with any work-out, renegotiation or restructuring of any of the transactions contemplated hereby or by the other Note Documents. The Companies will pay, and will save each Purchaser and each other holder of the Notes harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by any such Purchaser or any such holder).

12.2.                        Indemnity.

(a)                                  In addition to the payment of costs and expenses pursuant to Section 12.1, the Companies agree, jointly and severally to indemnify, pay and hold each Purchaser and each Purchaser’s affiliates and such Purchaser and its Affiliates respective officers, directors, employees, attorneys, agents and other advisors (each, an “Indemnified Party”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, and all reasonable costs, expenses and disbursements, of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to, or in connection with (i) this Agreement and the other Note Documents or any of the transactions contemplated hereby or thereby, (ii) any use or intended use of the proceeds of any of the Notes, or (iii) the actual or alleged presence of Hazardous Materials on any property of the Companies or any of their Subsidiaries or any Environmental Action relating in any way to the Companies or any of their Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Company, any of their Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not any sale and purchase of the Notes pursuant to this Agreement is effected (collectively, the “Indemnified Liabilities”); provided that the Companies shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities arising from the gross negligence willful misconduct or bad faith of such Indemnified Party as determined in a final, nonappealable judgment by a court of competent jurisdiction.

(b)                                 The Companies will not, without the prior written consent of the applicable Indemnified Party, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification of such Indemnified Party may be sought under subsection (a) of this Section 12.2 (whether or not such Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Party from any and all claims against such Indemnified Party and any and all liabilities thereof arising out of or relating to such action, claim, suit or proceeding.

(c)                                  The Companies also agree not to assert any claim against any Purchaser or any of such Purchaser’s affiliates, or any of such Purchaser or its affiliates’ officers, directors, employees, attorneys, agents and other advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to (i) this Agreement or any of the other Note Documents, or any of the transactions contemplated hereby or thereby or (ii) any use or intended use of the proceeds of any of the Notes.

(d)                                 If and to the extent that the undertaking to indemnify, pay and hold harmless the Indemnified Parties set forth in this Section 12.2 is judicially determined to be unavailable to an Indemnified Party in respect of, or is insufficient with respect to, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Companies shall contribute to the amount paid or payable by such Indemnified Party as a result of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims (and reasonable costs, expenses and disbursements relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Companies and their Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, from this Agreement and the sale and purchase of the Notes or (ii) if the allocation provided by clause (i) of this subsection (d) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Companies and their Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, in connection with such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims, as well as any other relevant equitable considerations.

12.3.                        Taxes.

(a)                                  Any and all payments by or on behalf of the Companies hereunder or under the Note Documents shall be made in accordance with the terms hereof and the other applicable Note Documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, withholdings or other governmental charges, and all liabilities with respect thereto, excluding net income taxes and branch profits taxes that are imposed by the United States of America and net income taxes and franchise taxes (whether based on income or capital) that are imposed on such holder of the Notes by the state or foreign jurisdiction under the laws of which such holder of the Notes is organized, engages in a trade or business through an office or other fixed place of business maintained by such holder in such state or foreign jurisdiction, or has its principal office, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, withholdings, other governmental charges and liabilities in respect of payments hereunder or under the Note Documents being hereinafter referred to as “Taxes”). If the Companies shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the Note Documents to any holder of the Notes, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.3) such holder of the Notes receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Companies shall make such deductions and (iii) the Companies shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Companies shall pay any present or future transfer, stamp, documentary, excise, property or other similar taxes, assessments, charges or levies that arise from any payment made hereunder or under the other Note Documents or from the execution, delivery, filing or registration of, performance under, or otherwise with respect to, this Agreement or any of the other Note Documents (other than any stamp tax or other governmental charge that arises solely from any transfer of Notes in respect of which the Companies are entitled to receive payment under Section 10.2) (hereinafter referred to as “Other Taxes”).

(c)                                  The Companies agree to indemnify, pay and hold each holder of the Notes harmless from and against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 12.3, imposed on or paid by such holder of the Notes as a result of receiving any payment by or on behalf of the Companies hereunder or under the other Note Documents and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such holder of the Notes makes written demand therefor accompanied by evidence as is reasonably available to such holder demonstrating that holder is liable for or must otherwise pay such Taxes or Other Taxes.

(d)                                 Within 30 days after the date of any payment of Taxes, the Companies shall furnish to each holder of the Notes, at its address referred to in Section 15, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under any of the other Note Documents by or on behalf of the Companies through an account or branch outside the United States or by or on behalf of the Companies by a payor that is not a United States person, if the Companies determine that no Taxes are payable in respect thereof, the Companies shall furnish, or shall cause such payor to furnish, to each holder of the Notes, at such address, an opinion of counsel acceptable to each holder of the Notes stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section 12.3, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each holder of the Notes that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), (iii) an estate that is subject to federal income taxation regardless of the source of its income or (iv) a trust the administration of which is within the primary supervision of a Court in the United States and as to which one or more United States persons have the authority to control all substantial decisions (a “Non-U.S. Holder”) shall, on or prior to the date of its execution and delivery of this Agreement, in the case of an original purchaser of the Notes, and on the date in which it becomes a holder of the Notes, in the case of each subsequent holder of the Notes, and from time to time thereafter as requested in writing by the Companies, deliver to the Agent and the Companies two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor forms thereto), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended, with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Holder claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Companies under this Agreement. Each Non-U.S. Holder shall promptly notify the Companies at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Companies (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (e), a Non-U.S. Holder shall not be required to deliver any form pursuant to this paragraph (e) that such Non-U.S. Holder is not legally able to deliver. If the form provided by a holder of the Notes pursuant to this subsection (e) at the time such holder of the Notes first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such holder of the Notes provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI (or the related certificate attached hereto as Exhibit E) that the holder of the Notes reasonably considers to be confidential, the holder of the Notes shall give notice thereof to the Companies and shall not be obligated to include in such form or document such confidential information.

(f)                                    For any period with respect to which a holder of the Notes has failed to provide the Companies with the appropriate form or document described in subsection (e) of this Section 12.3 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form is not required under the last sentence of such subsection (e)), such holder of the Notes shall not be entitled to additional amounts or indemnification under subsection (a) or (c) of this Section 12.3 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a holder of the Notes become subject to Taxes because of its failure to deliver a form required hereunder, the Companies shall take such steps as such holder of the Notes shall reasonably request to assist such holder of the Notes to recover such Taxes.

(g)                                 Any holder of the Notes claiming any additional amounts payable pursuant to this Section 12.3 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested by the Companies or to change the jurisdiction of its applicable lending office if the making of such a filing or such change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such holder, be otherwise disadvantageous to such holder.

12.4.                        Survival. The Obligations of the Companies under this Section 12  shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any of the other Note Documents, and the termination of this Agreement and any commitment to purchase Notes hereunder and, in respect of any Person who was at any time a Purchaser or in whose name or for whose benefit such Person held any Note, the date on which such Person no longer holds, or no longer holds in the name of or for the benefit of any other Person, any Note.

13.                                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein and in the other Note Documents, and in any certificate or other instrument delivered by or on behalf of the Companies pursuant to this Agreement or any of the other Note Documents, shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Notes or portion thereof or interest therein and the payment of any Notes, and may be relied upon by any subsequent holder of the Notes as of the date made or deemed made, regardless of any investigation made at any time by or on behalf of you or any other holder of the Notes. This Agreement and the other Note Documents embody the entire agreement and understanding between you, the Company and its Subsidiaries and supersede all prior agreements and understandings relating to the subject matter hereof.

14.                                 AMENDMENT AND WAIVER.

14.1.                        Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with and only with the written consent of the Companies and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 and 18 will be effective as to any Purchaser unless consented to in writing by such Purchaser and (b) no such amendment or waiver shall, without the written consent of the holder of each Note at the time outstanding, do any of the following at any time:

(i)                                     subject to the provisions of Section 9 relating to acceleration or rescission, change the amount or the time of any prepayment, repurchase or payment of principal of, or reduce the rate, or change the time fixed for any payment or change the method of computation of interest on, the Notes;

(ii)                                  change the percentage of the aggregate principal amount of the Notes the holders of which are required to consent to any such amendment or waiver;

(iii)                               subordinate the Notes (or any of them) to any other obligations of the Company now or hereafter existing other than as provided in this Agreement or the Intercreditor Agreements;

(iv)                              reduce or limit the Companies’ liability with respect to any Obligations owing to any Purchaser or any other holder of any Note under or in respect of any of the Note Documents; or

(v)                                 amend any of Sections 7, 9.2, 14.2 and 17; or

(vi)                              release all or substantially all of the Collateral except as provided in Section 20.7.

Notwithstanding any of the foregoing provisions of this Section 14.1, none of the defined terms set forth in Schedule II hereto shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 14.1 or any Section referred to herein unless such amendment or modification is agreed to in writing by the holders of the Notes otherwise required to amend or waive such Section under the terms of this Section 14.1.

14.2.                        Solicitation of Holders of Notes.

(a)                                  Solicitation. The Companies will provide each holder of the Notes (irrespective of the amount of Notes then owned or otherwise held by it at the time) with sufficient information, reasonably far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or any of the other Note Documents. The Companies will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of the Notes.

(b)                                 Payment. The Companies will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Note Documents, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that consents to such waiver or amendment.

14.3.                        Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 14 applies equally to all holders of Notes and is binding upon them, upon each future holder of any Note and upon the Companies without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of any holder of any Note in exercising any right, power or remedy hereunder or under any of the other Note Documents shall operate as a waiver of any right, power or remedy of any holder of such Note; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Agreement and the other Note Documents are cumulative and not exclusive of any rights, powers or remedies provided by applicable law

14.4.                        Notes Held by Companies, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any of the other Note Documents, or have directed the taking of any action provided for herein or in any of the other Note Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Companies or any of their Affiliates shall be deemed not to be outstanding.

15.                                 NOTICES.

(a)                                  All notices and other communications provided for hereunder shall be in writing and delivered by telecopier or (if expressly permitted under the applicable provisions hereof) by telephone, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), by registered or certified mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)                                     if to any Purchaser or its nominee, to it at the address specified for such communications in Schedule I hereto, or at such other address as such Purchaser shall have specified to the Companies in writing;

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Companies in writing; or

(iii)                               if to the Parent or any Company, to it at 200 South Andrews Avenue, Fort Lauderdale, Florida 33301, Attention:  Mr. Howard Schwartz or at such other address as such Person shall have specified to the holder of each Note in writing.

All notices and other communications provided for under this Section 15 will be deemed given and effective only when actually received.

(b)                                 If any notice required under this Agreement or any of the other Note Documents is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Agent or any Purchaser shall be binding upon the Companies notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Agent or any Purchaser, provided that any such action taken or omitted to be taken by the Agent or any Purchaser shall have been in good faith and in accordance with the terms of this Agreement.

16.                                 REPRODUCTION OF DOCUMENTS.

This Agreement, each of the other Note Documents and all other agreements, certificates and other documents relating thereto, including, without limitation, (a) amendments, waivers and consents of or to this Agreement or any other Note Document that may hereafter be executed, (b) documents received by the Agent or any Purchaser on the Purchase Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to the Agent or any Purchaser, may be reproduced by the Agent or any Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The Companies agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Agent or any Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 16 shall not prohibit the Companies or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

17.                                 CONFIDENTIAL INFORMATION.

Each Purchaser hereby agrees to maintain, and to cause each of the Persons referred to in clause (a) of this Section 17 to which it delivers or discloses Confidential Information to maintain, the confidentiality of all Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to it; provided that such Purchaser may deliver or disclose Confidential Information to (a) its affiliates and its respective directors, officers, employees, agents, attorneys and other advisors (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (b) such Purchaser’s counsel and financial and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 17, (c) any other holder of any Note, (d) any Person to which such Purchaser sells or offers to sell any Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 17), (e) any Person from which such Purchaser offers to purchase any security of any Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 17), (f) to the extent required or requested thereby, any federal or state regulatory authority having jurisdiction over such Purchaser, (g) any regulatory examiners or auditors or accountants or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or (h) any other Person to which such delivery or disclosure may be necessary (i) in order to effect compliance with any Requirement of Law applicable to such Purchaser, (ii) in response to any subpoena or other legal process or (iii) in connection with any litigation to which such Purchaser or any other holder of any Note is a party. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 17 as though it were a party to this Agreement. Upon the reasonable request of the Companies in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Companies embodying the provisions of this Section 17. Nothing in this Section 17 shall obligate any Purchaser or any other holder of the Notes to return any Confidential Information furnished by or on behalf of the Companies or any of their Subsidiaries to the Companies or any such Subsidiary.

18.                                 SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any Person as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by notice to the Companies, which notice shall be signed by both such Purchaser and such Person, shall contain such Person’s agreement to be bound by this Agreement and shall contain a confirmation by such Person of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, each reference herein to such Purchaser (other than in this Section 18) shall be deemed to refer to such Person in lieu of such Purchaser. In the event that such Person is so substituted as a purchaser hereunder and such Person thereafter transfers to such Purchaser all of the Notes then held by such Person, upon receipt by the Companies of notice of such transfer, each reference herein to such Person (other than in this Section 18) shall no longer be deemed to refer to such Person, but shall refer to such Purchaser, and such Purchaser shall have all of the rights of an original holder of the Notes under this Agreement.

19.                                 GUARANTY OF PARENT.

19.1.                        Guaranty. The Parent hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Companies now or hereafter existing under any Note Document, whether for principal, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of the Companies), fees, expenses or otherwise, and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Purchasers in enforcing any rights under the guaranty set forth in this Section 19. Without limiting the generality of the foregoing, the Parent’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Companies to the Agent and the Purchasers under any Note Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Company.

19.2.                        Guaranty Absolute. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of the Note Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Purchaser with respect thereto. The obligations of the Parent under this Section 19 are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Parent to enforce such obligations, irrespective of whether any action is brought against the Company or whether any Company are joined in any such action or actions. The liability of the Parent under this Section 19 shall be irrevocable, absolute and unconditional irrespective of, and the Parent hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Note Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Note Document, including any increase in the Guaranteed Obligations resulting from the purchase of additional Notes from the Companies or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(d)                                 any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Subsidiaries of the Parent; or

(e)                                  any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agent or you that might otherwise constitute a defense available to, or a discharge of, the Parent, any Company or any other guarantor or surety.

This Section 19 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by you or any other Person upon the insolvency, bankruptcy or reorganization of any Company or otherwise, all as though such payment had not been made.

19.3.                        Waiver. The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section and any requirement that the Agent or you exhaust any right or take any action against the Companies or any other Person or any Collateral. the Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this subsection 19.3 is knowingly made in contemplation of such benefits. the Parent hereby waives any right to revoke this Section, and acknowledges that this Section 19 is continuing in nature and applies to all Obligations, whether existing now or in the future.

19.4.                        Continuing Guaranty; Assignments. This Section 19 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section 19 and the Stated Maturity, (b) be binding upon the Parent, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Purchasers and the Agent and the Purchasers’ successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Purchaser may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Purchaser herein or otherwise.

19.5.                        Subrogation. The Parent will not exercise any rights that it may now or hereafter acquire against any Company, or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Parent’s obligations under this Section 19, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Purchasers you against the Companies, or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Companies, or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Section shall have been paid in full in cash and the Stated Maturity shall have occurred. If any amount shall be paid to the Parent in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Obligations and all other amounts payable under this Section and the Stated Maturity, such amount shall be held in trust for the benefit of the Agent and the Purchasers and shall forthwith be paid to the Agent and the Purchasers to be credited and applied to the Obligations and all other amounts payable under this Section 19, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Obligations or other amounts payable under this Section 19 thereafter arising. If (i) the Parent shall make payment to the Agent and you of all or any part of the Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Section shall be paid in full in cash and (iii) the Stated Maturity shall have occurred, the Agent and each Purchasers will, at the Parent’s request and expense, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment by the Parent

20.                                 THE AGENT.

20.1.                        Authorization and Action.

(a)                                  Each Purchaser hereby appoints Madeleine L.L.C. as the Agent hereunder and each Purchaser authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Purchaser hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Note Documents to which the Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Note Documents and, in the case of the Pledge Agreement, to act as agent for the Purchasers and the other Secured Parties under such Note Document.

(b)                                 As to any matters not expressly provided for by this Agreement and the other Note Documents (including enforcement or collection) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Holders, and such instructions shall be binding upon all Purchasers and other holders of the Notes; provided, however, that the Agent shall be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Purchasers and other holders of the Notes with respect to such action or (ii) is contrary to this Agreement, any Note Document or any applicable requirement of law. The Agent agrees to give to each Purchaser and each other holder of a Note prompt notice of each notice given to it by any Credit Party pursuant to the terms of this Agreement or the other Note Documents.

(c)                                  In performing its functions and duties hereunder and under the other Note Documents, the Agent is acting solely on behalf of the Purchasers and other holders of the Notes and its duties are entirely administrative in nature. The Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Note Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser and each other holder of a Note. The Agent may perform any of its duties under any Loan Document by or through its agents or employees.

20.2.                        Agent’s Reliance, Etc. None of the Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Note Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting but subject to the foregoing, the Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.2, (b) may rely on the Register to the extent set forth in Section 10.1, (c) may consult with legal counsel (including counsel to any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Purchaser or other holder of a Note and shall not be responsible to any Purchaser or other holder of a Note for any statements, warranties or representations made by or on behalf of the Parent or any of its Subsidiaries in or in connection with this Agreement or any other Note Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Note Document, as to the financial condition of any Note Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Purchaser or other holder of a Note for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Note Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Note Document or by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or, if consented to by the Agent, electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

20.3.                        The Agent Individually. With respect to its Ratable Portion, to the extent that the Agent is a Purchaser or holder of a Note it shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Purchaser or other holder of a Note.

20.4.                        Purchaser Credit Decision. Each Purchaser acknowledges that it shall, independently and without reliance upon the Agent conduct its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the purchasing Notes. Each Purchaser also acknowledges that it shall, independently and without reliance upon the

Agent or any other Purchaser or other holder or other holder of a Note and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Note Documents.

20.5.                        Indemnification. Each Purchaser and other holder of a Note agrees to indemnify the Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Credit Parties), from and against such Purchaser or holder’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Note Documents or any action taken or omitted by the Agent under this Agreement, or the other Note Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Purchaser and holder of a Note agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Note Documents, to the extent that the Agent is not reimbursed for such expenses by any Credit Party.

20.6.                        Successor Administrative Agent. The Agent may resign at any time by giving written notice thereof to the Purchasers and the Credit Parties. Upon any such resignation, the Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Holders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, selected from among the Purchasers. In either case, such appointment shall be subject to the prior written approval of the Credit Parties (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Note Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Section 20 as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Note Documents.

20.7.                        Concerning the Collateral and the Pledge Agreement.

(a)                                  Each Purchaser and each other holder of a Note agrees that any action taken by the Agent or the Required Holders (or, where required by the express terms of this Agreement, a greater proportion of the holders of Notes) in accordance with the provisions of this Agreement or the other Note Documents, and the exercise by the Agent or the Required Holders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Purchasers, such other holders and other Secured Parties. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Purchasers, such other holders and with respect to all payments and collections arising in connection herewith and with the Note Documents, (ii) execute and deliver the Purchase Agreement and accept delivery of each such agreement delivered by the Parent or any of its Subsidiaries, (iii) act as collateral agent for the Purchasers, such other holders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Agent hereby appoints, authorizes and directs each Purchaser and other holder of a Note to act as collateral sub-agent for the Agent, the Purchasers and the other holders of Notes for purposes of the perfection of all security interests and Liens with respect to any Collateral held by such Purchaser or other holder, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Pledge Agreement and (vi) except as may be otherwise specifically restricted by the terms hereof, of any other Note Document, exercise all remedies given to the Agent, the Purchasers and the other holders of Notes and the other Secured Parties with respect to the Collateral under the Note Documents relating thereto, applicable law or otherwise.

(b)                                 Each of the Purchasers and the other holders of Notes hereby directs, in accordance with the terms hereof, the Agent to release any Lien held by the Agent for the benefit of the Purchasers and the other holders of the Notes against any of the following:

(i)                                     all of the Collateral, upon payment and satisfaction in full of all Obligations that the Agent has been notified in writing are then due and payable; and

(ii)                                  if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Credit Party or a Restricted Subsidiary.

Each of the Purchasers and the other holders of Notes hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 20.7 promptly upon the effectiveness of any such release.

21.                                 MISCELLANEOUS.

21.1.                        Successors and Assigns. All covenants and other agreements contained in this Agreement or any of the other Note Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note), whether or not so expressed.

21.2.                        Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, or premium, if any, or interest on, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the items payable on such next succeeding Business Day.

21.3.                        Satisfaction Requirement. Except as otherwise provided herein or in any of the other Note Documents, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement or any of the other Note Documents required to be satisfactory to the Purchasers or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised reasonably and in good faith) of the Person or Persons making such determination.

21.4.                        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.5.                        Construction; Accounting Terms, Etc.

(a)                                  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)                                 Except as otherwise expressly provided in this Agreement or any of the other Note Documents, all accounting terms used herein or therein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

21.6.                        Computation of Time Periods. In this Agreement, in the computation of periods of time from a specific date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including”, and the words “to” and “until” each mean “to but not excluding”.

21.7.                        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

21.8.                        Governing Law; Submission to Jurisdiction, Etc.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                                 Each of the Parent and the Companies hereby irrevocably and unconditionally submits, for itself, its Subsidiaries and its and their property and assets, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the Parent and the Companies hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Parent and the Companies hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to it, at its address specified in Section 15, or by any other method permitted by law. Each of the Parent and the Companies hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any holder of Notes may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents in the courts of any jurisdiction.

(c)                                  Each of the Parent and the Companies hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York state or federal court. Each of the Parent and the Companies hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

21.9.                        Waiver of Jury Trial. EACH OF THE PARENT, THE COMPANIES AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE NOTE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY HOLDER OF THE NOTES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

VANGUARD CAR RENTAL USA HOLDINGS INC.

By:	/s/ HOWARD D. SCHWARTZ
Name: Howard D. Schwartz
Title: Senior Vice President

VANGUARD CAR RENTAL USA INC.

By:	/s/ HOWARD D. SCHWARTZ
Name: Howard D. Schwartz
Title: Senior Vice President

ALAMO RENTAL (US) INC.

By:	/s/ HOWARD D. SCHWARTZ
Name: Howard D. Schwartz
Title: Senior Vice President

NATIONAL RENTAL (US) INC.

By:	/s/ HOWARD D. SCHWARTZ
Name: Howard D. Schwartz
Title: Senior Vice President

If you are in agreement with the foregoing, please sign in the appropriate space provided below and return it to the Companies, whereupon the foregoing shall become a binding agreement among you and the Companies.

Very truly yours,

MADELEINE L.L.C.

By:	/s/ LENARD TESSLER
Name: Lenard Tessler
Title: Attorney-in-Fact